Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ST. LOUIS, MISSOURI

JULY 29, 2008

Angelica Corporation Shareholders Vote to Approve Merger

ST. LOUIS, Missouri (July 29, 2008) — Angelica Corporation (NYSE: AGL) announced that its shareholders approved the merger agreement between Angelica and a company formed by Lehman Brothers Merchant Banking. The merger agreement was approved today at a special meeting of shareholders of Angelica’s outstanding shares of common stock, with more than 99% of the shares voted cast in favor of the transaction.

Under the terms of the merger agreement, all of the outstanding shares of Angelica will be acquired for a price per share of $22.00 in cash. Angelica’s common stock, which has been listed on the New York Stock Exchange, will no longer be publicly traded. The merger is expected to be completed next week. Completion of the merger remains subject to the satisfaction or waiver of all closing conditions in accordance with the terms of the merger agreement.

Angelica Corporation, currently traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Lehman Brothers Merchant Banking is a private equity group that makes investments in middle-market companies in North America, Europe and Asia. Its mission is to achieve long-term capital appreciation by investing in a diversified group of established operating companies in partnership with management teams of those enterprises. More information about Lehman Brothers Merchant Banking is available on its website, www.lehman.com

Forward-Looking Statements

Any forward-looking statements made in this document reflect Angelica’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, the ability to satisfy conditions to the closing of the merger on the proposed terms and time frame in accordance with the merger agreement. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Angelica’s definitive proxy statement relating to the merger, including the documents incorporated by reference therein, that was filed with the Securities and Exchange Commission on July 3, 2008.

JIM SHAFFER

CHIEF FINANCIAL OFFICER

(314) 854-3800

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